================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.____________)(1)


                         iBEAM Broadcasting Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  45073P 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-(c)

          [X]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                  Page 1 of 21
                            Exhibit Index on Page 19

================================================================================

CUSIP No.  45073P 10                  13G                    Page 2 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Accel VI L.P. ("A6")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           11,601,085 shares, except that Accel VI Associates L.L.C.
                    ("A6A"), the general partner of A6, may be deemed to have sole power to vote these shares, and James W. Breyer ("Breyer"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of A6A, may be deemed to have shared power to vote these shares.

               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See response to row 5.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         11,601,085 shares, except that A6A, the general partner of
                    A6, may be deemed to have sole power to dispose of these
                    shares, and Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of A6A, may be deemed to have shared
                    power to dispose of these shares.
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH             See response to row 7.
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,601,085

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 3 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Accel VI Associates L.L.C. ("A6A")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES 11,601,085 shares, all of which are directly owned by Accel VI L.P. ("A6"). A6A, the general partner of A6, may be deemed to have sole power to vote these shares, and James W. Breyer ("Breyer"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz") and
                    J. Peter Wagner ("Wagner"), the managing members of A6A, may be deemed to have shared power to vote these shares.

               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See response to row 5.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         11,601,085 shares, all of which are directly owned by A6.
                    A6A, the general partner of A6, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson,
                    Sednaoui, Swartz and Wagner, the managing members of A6A,
                    may be deemed to have shared power to dispose of these
                    shares.
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH             See response to row 7.

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     11,601,085

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     8.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 4 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Accel Internet Fund II L.P. ("AIF2")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,482,200 shares, except that Accel Internet Fund II
                    Associates L.L.C. ("AIF2A"), the general partner of AIF2,
                    may be deemed to have sole power to vote these shares, and
                    James W. Breyer ("Breyer"), Arthur C. Patterson
                    ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R.
                    Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the
                    managing members of AIF2A, may be deemed to have shared
                    power to vote these shares.
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See response to row 5.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,482,200 shares, except that AIF2A, the general partner of
                    AIF2, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of AIF2A, may be deemed to have shared power to dispose of these shares.

               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            See response to row 7.
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,482,200

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 5 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Accel Internet Fund II Associates L.L.C. ("AIF2A")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES 1,482,200 shares, all of which are owned by Accel Internet Fund II L.P. ("AIF2"). AIF2A, the general partner of AIF2, may be deemed to have sole power to vote these shares, and James W. Breyer ("Breyer"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui"), James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the managing members of AIF2A, may be deemed to have shared power to vote these shares.

_________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See response to row 5.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,482,200 shares, all of which are owned by AIF2. AIF2A, the general partner of AIF2, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson, Sednaoui,
                    Swartz and Wagner, the managing members of AIF2, may be
                    deemed to have shared power to dispose of these shares.
              _________________________________________________________________
                    PERSON 8. SHARED DISPOSITIVE POWER

    WITH             See response to row 7.
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,482,200

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     1.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 6 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Accel Keiretsu VI L.P. ("AK6")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           185,270 shares, except that Accel Keiretsu VI Associates
                    L.L.C. ("AK6A"), the general partner of AK6, may be deemed to have sole power to vote these shares, and James W. Breyer
                    ("Breyer"), Arthur C. Patterson ("Patterson"), G. Carter
                    Sednaoui ("Sednaoui "), James R. Swartz ("Swartz") and J.
                    Peter Wagner ("Wagner"), the managing members of AK6A, may be deemed to have shared power to vote these shares.
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See response to row 5.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         185,270 shares, except that AK6A, the general partner of
                    AK6, may be deemed to have sole power to dispose of these
                    shares, and Breyer, Patterson, Sednaoui, Swartz and Wagner, the managing members of AK6A, may be deemed to have shared power to dispose of these shares.
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH             See response to row 7.
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     185,270

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 7 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Accel Keiretsu VI Associates L.L.C. ("AK6A")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           185,270 shares, all of which are directly owned by Accel
                    Keiretsu VI L.P. ("AK6"). AK6A, the general partner of AK6, may be deemed to have sole power to vote these shares, and
                    James W. Breyer ("Breyer"), Arthur C. Patterson
                    ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R.
                    Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the
                    managing members of AK6A, may be deemed to have shared power to vote these shares.
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See response to row 5.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         185,270 shares, all of which are directly owned by AK6.
                    AK6A, the general partner of AK6, may be deemed to have sole power to dispose of these shares, and Breyer, Patterson,
                    Sednaoui, Swartz and Wagner, the managing members of AK6A, may be deemed to have shared power to dispose of these
                    shares.
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            See response to row 7.
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     185,270

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.1%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     OO
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 8 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Accel Investors '98 L.P. ("AI98")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES 983,383 shares, except that James W. Breyer ("Breyer"), Arthur C. Patterson ("Patterson"), G. Carter Sednaoui ("Sednaoui "), James R. Swartz ("Swartz") and J. Peter Wagner ("Wagner"), the general partners of AI98, may be deemed to have shared power to vote these shares.

               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See response to row 5.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         983,383 shares, except that Breyer, Patterson, Sednaoui,
                    Swartz and Wagner, the general partners of AI98, may be
                    deemed to have shared power to dispose of these shares.
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH             See response to row 7.
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     983,383

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.8%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 9 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Accel Investors '99(C) L.P. ("AI99C")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           20,879 shares, except that James W. Breyer ("Breyer"),
                    Arthur C. Patterson ("Patterson"), G. Carter Sednaoui
                    ("Sednaoui ") and J. Peter Wagner ("Wagner"), the general
                    partners of AI99C, may be deemed to have shared power to
                    vote these shares.
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          See response to row 5.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         20,879 shares, except that Breyer, Patterson, Sednaoui and
                    Wagner, the general partners of AI99C, may be deemed to have shared power to dispose of these shares.
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH             See response to row 7.
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     20,879

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     PN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 10 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     James W. Breyer ("Breyer")
     Tax ID Number:


________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares

               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          14,272,817 shares, of which 11,601,085 are directly owned by
                    Accel VI L.P. ("A6"), 1,482,200 are directly owned by Accel
                    Internet Fund II L.P. ("AIF2"), 185,270 are directly owned by Accel Keiretsu VI L.P. ("AK6"), 983,383 are directly
                    owned by Accel Investors '98 L.P. ("AI98") and 20,879 are
                    directly owned by Accel Investors '99(C) L.P. ("AI99C").
                    Breyer is a managing member of Accel VI Associates L.L.C.
                    ("A6A"), the general partner of A6, a managing member of
                    Accel Internet Fund II Associates L.L.C. ("AIF2A"), the
                    general partner of AIF2, a managing member of Accel Keiretsu
                    VI Associates L.L.C. ("AK6A"), the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 14,272,817 shares, of which 11,601,085 are directly owned by A6, 1,482,200 are directly owned by AIF2, 185,270 are directly owned by AK6, 983,383 are directly owned by AI98 and 20,879 are directly owned by AI99C. Breyer is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,272,817

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 11 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Arthur C. Patterson ("Patterson")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares

               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          14,272,817 shares, of which 11,601,085 are directly owned by
                    Accel VI L.P. ("A6"), 1,482,200 are directly owned by Accel
                    Internet Fund II L.P. ("AIF2"), 185,270 are directly owned by Accel Keiretsu VI L.P. ("AK6"), 983,383 are directly
                    owned by Accel Investors '98 L.P. ("AI98") and 20,879 are
                    directly owned by Accel Investors '99(C) L.P. ("AI99C").
                    Patterson is a managing member of Accel VI Associates L.L.C.
                    ("A6A"), the general partner of A6, a managing member of
                    Accel Internet Fund II Associates L.L.C. ("AIF2A"), the
                    general partner of AIF2, a managing member of Accel Keiretsu
                    VI Associates L.L.C. ("AK6A"), the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 14,272,817 shares, of which 11,601,085 are directly owned by A6, 1,482,200 are directly owned by AIF2, 185,270 are directly owned by AK6, 983,383 are directly owned by AI98 and 20,879 are directly owned by AI99C. Patterson is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,272,817

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 12 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     G. Carter Sednaoui ("Sednaoui")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares

               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY 14,272,817 shares, of which 11,601,085 are directly owned by Accel VI L.P. ("A6"), 1,482,200 are directly owned by Accel Internet Fund II L.P. ("AIF2"), 185,270 are directly owned by Accel Keiretsu VI L.P. ("AK6"), 983,383 are directly owned by Accel Investors '98 L.P. ("AI98") and 20,879 are directly owned by Accel Investors '99(C) L.P. ("AI99C"). Sednaoui is a managing member of Accel VI Associates L.L.C. ("A6A"), the general partner of A6, a managing member of Accel Internet Fund II Associates L.L.C. ("AIF2A"), the general partner of AIF2, a managing member of Accel Keiretsu VI Associates L.L.C. ("AK6A"), the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.

               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 14,272,817 shares, of which 11,601,085 are directly owned by A6, 1,482,200 are directly owned by AIF2, 185,270 are directly owned by AK6, 983,383 are directly owned by AI98 and 20,879 are directly owned by AI99C. Sednaoui is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
_______________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,272,817

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 13 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     James R. Swartz ("Swartz")
     Tax ID Number:



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen


________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          14,251,938 shares, of which 11,601,085 are directly owned by
                    Accel VI L.P. ("A6"), 1,482,200 are directly owned by Accel
                    Internet Fund II L.P. ("AIF2"), 185,270 are directly owned by Accel Keiretsu VI L.P. ("AK6") and 983,383 are directly owned by Accel Investors '98 L.P. ("AI98"). Swartz is a
                    managing member of Accel VI Associates L.L.C. ("A6A"), the general partner of A6, a managing member of Accel Internet
                    Fund II Associates L.L.C. ("AIF2A"), the general partner of
                    AIF2, a managing member of Accel Keiretsu VI Associates
                    L.L.C. ("AK6A"), the general partner of AK6, and a general partner of AI98 and may be deemed to have shared power to
                    vote these shares.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 14,251,938 shares, of which 11,601,085 are directly owned by A6, 1,482,200 are directly owned by AIF2, 185,270 are directly owned by AK6 and 983,383 are directly owned by AI98. Swartz is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6 and a general partner of AI98 and may be deemed to have shared power to dispose of these shares.
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,251,938

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No.  45073P 10                  13G                    Page 14 of 21 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     J. Peter Wagner ("Wagner")
     Tax ID Number:

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     U.S. Citizen

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0 shares
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          14,272,817 shares, of which 11,601,085 are directly owned by
                    Accel VI L.P. ("A6"), 1,482,200 are directly owned by Accel
                    Internet Fund II L.P. ("AIF2"), 185,270 are directly owned by Accel Keiretsu VI L.P. ("AK6"), 983,383 are directly
                    owned by Accel Investors '98 L.P. ("AI98") and 20,879 are
                    directly owned by Accel Investors '99(C) L.P. ("AI99C").
                    Wagner is a managing member of Accel VI Associates L.L.C.
                    ("A6A"), the general partner of A6, a managing member of
                    Accel Internet Fund II Associates L.L.C. ("AIF2A"), the
                    general partner of AIF2, a managing member of Accel Keiretsu
                    VI Associates L.L.C. ("AK6A"), the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to vote these shares.
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0 shares
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH 14,272,817 shares, of which 11,601,085 are directly owned by A6, 1,482,200 are directly owned by AIF2, 185,270 are directly owned by AK6, 983,383 are directly owned by AI98 and 20,879 are directly owned by AI99C. Wagner is a managing member of A6A, the general partner of A6, a managing member of AIF2A, the general partner of AIF2, a managing member of AK6A, the general partner of AK6, a general partner of AI98 and a general partner of AI99C and may be deemed to have shared power to dispose of these shares.
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     14,272,817
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     11.0%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

     IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).   NAME OF ISSUER
             -----------------------------------------------

             iBEAM Broadcasting Corporation


ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
             -----------------------------------------------

             645 Almanor Avenue, Suite 100
             Sunnyvale, CA 94086

ITEM 2(A).  NAME OF PERSONS FILING
            ----------------------

            This Statement is filed by Accel VI L.P., a Delaware limited partnership ("A6"), Accel VI Associates L.L.C., a Delaware limited liability company and the general partner of A6 ("A6A"), Accel Internet Fund II L.P., a Delaware limited partnership ("AIF2"), Accel Internet Fund II Associates L.L.C., a Delaware limited liability company and the general partner of AIF2 ("AIF2A"), Accel Keiretsu VI L.P., a Delaware limited partnership ("AK6"), Accel Keiretsu VI Associates L.L.C., a Delaware limited liability company and the general partner of AK6 ("AK6A"), Accel Investors '98 L.P., a Delaware limited partnership ("AI98"), Accel Investors '99(C) L.P., a Delaware limited partnership ("AI99C"), James W. Breyer ("Breyer"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and a general partner of AI99C, J. Peter Wagner ("Wagner"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and a general partner of AI99C, Arthur C. Patterson ("Patterson"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and a general partner of AI99C, G. Carter Sednaoui ("Sednaoui"), a managing member of A6A, AIF2A and AK6A, a general partner of AI98 and a general partner of AI99C, and James R. Swartz ("Swartz"), a managing member of A6A, AIF2A and AK6A and a general partner of AI98. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

            A6A, the general partner of A6, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by A6. AIF2A, the general partner of AIF2, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AIF2. AK6A, the general partner of AK6, may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by AK6. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of A6A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by A6. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of AIF2A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AIF2. Breyer, Wagner, Patterson, Sednaoui and Swartz are managing members of AK6A and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AK6. Breyer, Wagner, Patterson, Sednaoui and Swartz are general partners of AI98 and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI98. Breyer, Wagner, Patterson and Sednaoui are general partners of AI99C and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by AI99C.

ITEM 2(B).  ADDRESS OF PRINCIPAL OFFICE
            ---------------------------

            The address for each of the Reporting Persons is:

            Accel Partners
            428 University Ave.
            Palo Alto, California  94301

ITEM 2(C)   CITIZENSHIP
            -----------

            A6, AIF2, AK6, AI98 and AI99C are Delaware limited partnerships. A6A, AIF2A and AK6A are Delaware limited liability companies. Breyer, Wagner, Patterson, Sednaoui and Swartz are United States citizens.

ITEM 2(D) AND (E).  TITLE OF CLASS OF SECURITIES AND CUSIP NUMBER
                    ---------------------------------------------


            Common Stock
            CUSIP # 45073P 10 1

ITEM 3.     Not Applicable
            --------------

ITEM 4.     OWNERSHIP
            ---------

            The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                  (a)   Amount beneficially owned:
                        --------------------------

                        See Row 9 of cover page for each Reporting Person.

                  (b)   Percent of Class:
                        -----------------

                        See Row 11 of cover page for each Reporting Person.

                  (c)   Number of shares as to which such person has:
                        ---------------------------------------------

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              See Row 7 of cover page for each Reporting Person.

                        (iv) Shared power to dispose or to direct the disposition of:

                              See Row 8 of cover page for each Reporting Person.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
            --------------------------------------------
            Not applicable

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
            ---------------------------------------------------------------

            Under certain circumstances set forth in the partnership agreements of A6, AIF2, AK6, AI98 and AI99C, and the limited liability company agreements of A6A, AIF2A and AK6A the general partners, limited partners, members or shareholders, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner, member or shareholder.

ITEM 7.     IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
            ------------------------------------------------------------------
            THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
            ------------------------------------------------------------

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            ---------------------------------------------------------


            Not applicable

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            ------------------------------

            Not applicable

ITEM 10.    CERTIFICATION.
            -------------

            Not applicable

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2001

Entities:      Accel VI L.P.
               Accel VI Associates L.L.C.
               Accel Internet Fund II L.P.
               Accel Internet Fund II Associates L.L.C.
               Accel Keiretsu VI L.P.
               Accel Keiretsu VI Associates L.L.C.
               Accel Investors '98 L.P.
               Accel Investors '99(C) L.P.
                                             By:  /s/ G. Carter Sednaoui
                                            -------------------------------
                                             G. Carter Sednaoui,
                                             Attorney-in-fact for the
                                             above-listed entities

Individuals:  James W. Breyer
              Arthur C. Patterson
              G. Carter Sednaoui
              James R. Swartz
              J. Peter Wagner                By:  /s/ G. Carter Sednaoui
                                            -------------------------------
                                             G. Carter Sednaoui,
                                             Attorney-in-fact for the
                                             above-listed individuals

                                 EXHIBIT INDEX
                                 -------------

                                                             Found on
                                                           Sequentially
 Exhibit                                                   Numbered Page
 -------                                                   -------------

Exhibit A:  Agreement of Joint Filing                           20
Exhibit B:  Reference to G. Carter Sednaoui as
             Attorney-in-Fact                                   21